Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Publix Super Markets, Inc.

The Administrative Committee

Publix Super Markets, Inc. 401(k) SMART Plan:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Publix Super Markets, Inc. as of December 30, 2006 and December 31, 2005, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended December 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 Annual Report on Form 10-K of Publix Super Markets, Inc.

Our report refers to the adoption of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 30, 2006.

We further consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2006, with respect to the statement of net assets available for plan benefits of Publix Super Markets, Inc. 401(k) SMART Plan as of December 31, 2005, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2006 Annual Report on Form 11-K of Publix Super Markets, Inc. 401(k) SMART Plan.

KPMG LLP

October 30, 2007

Tampa, Florida

Certified Public Accountants